Exhibit 99.3

From:	William H. Shea
To:	All PVR Employees
Subject:	Important News
Date:	Tuesday, October 10, 2013
Attachments:	Press Release

Dear PVR Employees,

I am writing to share some important news about our company. This morning we announced that we have entered into a definitive merger agreement with Regency Energy Partners, L.P. (“Regency”) to combine our companies in a unit-for-unit transaction. Following the merger Regency will be one of the largest gathering and processing MLPs in the U.S., with operations in nearly every major basin, and an enterprise value of approximately $15 billion. Attached is a copy of the press release.

As you may know, Regency is a growth-oriented publicly-traded MLP formed in 2005 and focuses on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Bone Spring, Avalon and Granite Wash shales.

Regency operates in four business segments.

•	Gathering and Processing. Regency provides “wellhead-to-market” services to producers of natural gas, which include transporting raw natural gas from the wellhead through gathering systems, processing raw natural gas to separate NGLs from the raw natural gas and selling or delivering the pipeline-quality natural gas and NGLs to various markets and pipeline systems.

•	Natural Gas Transportation. Regency owns Regency Intrastate Gas System, a 450-mile intrastate pipeline that delivers natural gas from northwest Louisiana to downstream pipelines and markets, and an interest in the Midcontinent Express Pipeline an interstate natural gas pipeline of approximately 500 miles stretching from southeast Oklahoma through northeast Texas, northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipe Line system.

•	NGL Services. Regency owns an interest in Lone Star NGL LLC, an entity owning a diverse set of midstream energy assets including pipelines, storage, fractionation and processing facilities located in the states of Texas, Mississippi and Louisiana.

•	Contract Services. Regency also owns and operates a fleet of compressors used to provide turn-key natural gas compression services for customer specific systems. They also own and operate a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management.

We are excited to become part of this great organization. We believe that this is a winning combination for all PVR stakeholders, and that now is the right time to join with Regency and take both of our businesses to the next level.

As part of a larger, more diversified organization we expect that this transaction will provide a broad range of career opportunities for many PVR employees. Regency has stated that this transaction is about producing future cash flow and expanding its midstream services footprint. We have been very successful in developing a productive regional gathering and processing model and Regency intends to use PVR’s talent and resources to execute on its growth plans.

Although many key decisions about how we will combine the two companies and our operations have not yet been made, an integration team will be formed to develop a detailed and thoughtful plan to ensure a seamless integration upon completion of the transaction, and some of you may be a part of that effort.

We know that a transaction of this type can cause anxiety over future job security. Over the next several weeks we will be working to put in place an employee retention program which hopefully will allay those concerns. We will keep you updated regarding this and other important developments through meetings, letters and other communications.

We expect this transaction to close during the first quarter of 2014, following regulatory reviews, approval by PVR unitholders, and the satisfaction of other customary closing conditions. Closing cannot occur until all of these conditions have been met. Until that time, PVR and Regency remain and will continue to operate as independent companies, and we should continue to focus on providing our usual high quality service to our customers.

It is likely that this transaction will generate interest from the media and other third parties, and it is important for PVR to continue to speak with one voice. If you receive any inquiries from the media or other questions from outside PVR, please contact Bruce Davis at (610) 975-8202 or via email at bdavis@pvrpartners.com.

The Board has unanimously approved and the senior management team strongly supports this decision and the opportunities this combination will create for our company — and we hope that you share our enthusiasm.

On behalf of the PVR Board and management team, I want to thank you for the ongoing dedication and hard work that you consistently provide, especially with managing our significant expansion program. It is your effort that has positioned us to take advantage of this opportunity.

Sincerely,